CARDERO RESOURCE CORP.

(An Exploration Stage Company)

(Unaudited – Prepared by Management)

April 30, 2008

NOTICE OF NO AUDITOR REVIEW OF

INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3(3(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

For further information, please contact:

Michael W. Kinley, Chief Financial Officer

Tel:

(604) 408-7488

Fax:

(604) 408-7499

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Financial Statements

(Unaudited – Prepared by management)

April 30, 2008

INDEX

Consolidated Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Shareholders’ Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Balance Sheets

(Unaudited – Prepared by management)

	April 30, 2008	October 31, 2007
		(audited)
ASSETS
Current
Cash and cash equivalents	$ 4,903,310	$ 824,484
Accounts receivable (note 8)	2,102,709	2,369,419
Prepaid expenses	191,566	150,073

Total Current Assets	7,197,585	3,343,976

Equipment (note 4)	64,105	71,404

Investments (note 5)	6,151,961	10,100,000

Resource Properties (note 6)	22,961,478	20,549,336

Total Assets	$ 36,375,129	$ 34,064,716
LIABILITIES
Current
Accounts payable and accrued liabilities (note 8)	$ 605,452	$ 594,056

SHAREHOLDERS’ EQUITY

Capital Stock	64,757,754	55,473,921
Contributed Surplus	8,791,894	8,490,791
Accumulated Other Comprehensive Income	3,857,553	5,520,000
Deficit	(41,637,524)	(36,014,052)

Total Shareholders’ Equity	35,769,677	33,470,660

Total Liabilities and Shareholders’ Equity	$ 36,375,129	$ 34,064,716

Nature of operations (note 1)

Commitment (note 11)

Subsequent events (note 12)

Approved on behalf of the Board:

“Henk Van Alphen”

.....................................................................  Director

Henk Van Alphen

“Lawrence W. Talbot”

.....................................................................  Director

Lawrence W. Talbot

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Operations

(Unaudited – Prepared by management)

	Three Months Ended		Six Months Ended
	April 30		April 30
	2008	2007	2008	2007
		(restated – Note 3)		(restated – Note 3)
Administrative Expenses
Investor relations	$ 233,616	$ 179,179	$ 555,117	$ 420,216
Professional fees (note 8)	263,483	163,577	380,241	383,991
Salaries	299,189	742,430	708,337	1,422,749
Property evaluations	135,571	386,877	282,133	643,170
Insurance	49,070	42,506	95,734	85,065
Office costs	255,960	164,579	399,771	376,650
Regulatory and transfer agent fees	78,291	118,993	88,079	148,024
Consulting fees (note 8)	253,197	110,327	343,078	380,269
Amortization	5,349	26,601	10,255	34,980

Loss Before Other Items	(1,573,726)	(1,935,069)	(2,862,745)	(3,895,114)

Other Gain(Loss) Items
Interest income	17,427	88,649	21,020	170,839
Write-off of resource properties	(683,365)	(52,958)	(683,365)	(52,958)
Gain on sale of investment (note 5)	66,963	-	66,963	1,818,236
Foreign exchange gain (loss)	17,858	(102,586)	94,655	(36,064)
Unrealized gain (loss) on derivative investment (note 3 and 5)	(1,680,000)	400,000	(2,260,000)	960,000
	(2,261,117)	333,105	(2,760,727)	2,860,053

Net Loss for Period	(3,834,843)	(1,601,964)	(5,623,472)	(1,035,061)

Loss Per Share (note 2(i))	$ (0.07)	$ (0.03)	$ (0.11)	$ (0.02)

Weighted Average Number of Shares Outstanding	53,510,739	47,248,911	50,714,293	45,546,235

#

See notes to consolidated financial statements

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Shareholders’ Equity

(Unaudited – Prepared by management)

	Share Capital		Deficit	Contributed Surplus	Accumulated Other	Total Shareholders'
	Shares	Amount			Comprehensive Income	Equity
					(restated- note 3)

Balance, October 31, 2006	43,122,439	$ 49,460,316	$ (29,412,562)	$ 6,645,896	-	$ 26,693,650

Net Loss for the Year			(9,141,490)			(9,141,490)
Other Comprehensive Income
Unrealized gain on available-for-sale investments					390,000	390,000
Transfer to income of realized gain on sale of investments					(1,710,000)	(1,710,000)
Comprehensive Loss for the Year						(10,461,490)
Adjustment to opening balance – change in accounting policy			2,540,000		6,840,000	9,380,000
Shares issued for cash
Private placement	3,700,000	5,550,000				5,550,000
Exercise of options	190,000	329,250				329,250
Share issue costs		(281,830)				(281,830)

Shares issued for non-cash
Reclassification of contributed surplus on exercise of options		121,665		(121,665)		-
Property acquisition	220,000	415,600				415,600
Agent's compensation	89,000	133,500				133,500
Stock-based compensation				1,845,480		1,845,480
Share issue costs		(254,580)		121,080		(133,500)

Balance, October 31, 2007	47,321,439	55,473,921	(36,014,052)	8,490,791	5,520,000	33,470,660

Net Loss for the Period			(5,623,472)			(5,623,472)
Other Comprehensive Income
Unrealized (loss) on available-for-sale investments					(1,591,612)	(1,591,612)
Transfer to Income of realized gain on sale of investment					(70,835)	(70,835)
Comprehensive Loss for the Period						(7,285,919)

Shares issued for cash
Exercise of options	487,500	885,000				885,000
Private placement	7,501,000	8,251,100				8,251,100
Share issue costs		(862,688)				(862,688)

Shares issued for non-cash
Reclassification of contributed surplus on exercise of options		331,055		(331,055)		-
Property acquisition	500,000	1,000,000				1,000,000
Agent’s compensation	50,000	55,000				55,000
Stock-based compensation				311,524		311,524
Share issue costs		(375,634)		320,634		(55,000)

Balance, April 30, 2008	55,859,939	$ 64,757,754	$ (41,637,524)	$ 8,791,894	$ 3,857,553	$ 35,769,677

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Cash Flows

(Unaudited – Prepared by management)

	Three Months Ended		Six Months Ended
	April 30		April 30
	2008	2007	2008	2007
		(restated –Note 3)		(restated –Note 3)
Operating Activities
Net loss for period	$ (3,834,843)	$ (1,601,964)	$ (5,623,472)	$ (1,035,061)
Items not involving cash
Amortization	5,349	26,601	10,255	34,980
Stock-based compensation	-	363,612	311,524	1,018,693
Write-off of resource properties	683,365	52,958	683,365	52,958
Gain on sale of investment	(66,963)	-	(66,963)	(1,818,236)
Unrealized (gain) loss on derivative investments	1,680,000	(400,000)	2,260,000	(960,000)
Changes in Non-Cash Working Capital Items
Accounts receivable	(373,528)	(143,768)	266,709	(290,117)
Prepaid expenses	(85,287)	97,947	(41,493)	131,852
Accounts payable and accrued liabilities	26,995	(286,979)	(46,144)	(117,535)
Cash Used in Operating Activities	(1,964,912)	(1,891,593)	(2,246,219)	(2,982,466)

Investing Activities
Investment in and expenditures on resource properties	(1,142,574)	(883,651)	(2,037,968)	(2,487,916)
Proceeds from sale of investment in ITH	92,557	-	92,557	2,378,236
Investment in Trevali Resources Corp.	-	(100,000)	-	(100,000)
Purchase of equipment	(2,956)	(6,453)	(2,956)	(6,717)
Cash Used in Investing Activities	(1,052,973)	(990,104)	(1,948,367)	(216,397)

Financing Activities
Proceeds from shares issued	8,251,100	82,749	9,136,100	5,836,750
Share issue costs	(862,688)	-	(862,688)	(286,247)
Cash Provided by Financing Activities	7,388,412	82,749	8,273,412	5,550,503

Increase (Decrease) in Cash and Cash Equivalents	4,370,527	(2,798,948)	4,078,826	2,351,640
Cash and Cash Equivalents, Beginning of Period	532,783	9,656,753	824,484	4,506,165

Cash and Cash Equivalents, End of Period	$ 4,903,310	$ 6,857,805	$ 4,903,310	$ 6,857,805
Supplemental Cash Flow Information
Accounts payable related to property expenditure	$ 333,020	$ 215,179	$ 333,020	$ 215,179
Shares issued for property option payments	$ -	$ -	$ 1,000,000	$ 380,000
Shares issued for brokers’ commission	$ 55,000	$ -	$ 55,000	$ 133,500
Interest and income tax paid	$ -	$ -	$ -	$ -
Cash and cash equivalents
Consists of:
Cash	$ 1,903,310	$ 1,057,805	$ 1,903,310	$ 1,057,805
Term deposits	$ 3,000,000	$ 5,800,000	$ 3,000,000	$ 5,800,000

CARDERO RESOURCE CORP.

(An Exploration Stage Company)

Notes to Consolidated Financial Statements

For the Six Months ended April 30, 2008 and 2007

(Unaudited – Prepared by Management)

1.

NATURE OF OPERATIONS

Cardero Resource Corp. and its subsidiaries are engaged in the exploration of mineral properties, primarily in Mexico, Peru and Argentina.  The Company considers itself to be an exploration stage company.

The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that any of the Company’s current or future exploration programs will result in profitable mining operations.  The recoverability of amounts shown for resource properties is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain financing to complete their development and exploitation, and future profitable operations or sale of the properties.  The investment in and expenditures on resource properties comprise a significant portion of the Company’s assets.

These consolidated financial statements were prepared on a “going-concern” basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.  As of April 30, 2008, the Company had working capital of $6,592,133 (October 31, 2007 - $2,749,920).  The Company does not currently hold any revenue-generating properties and thereby continues to incur losses.  The Company has an accumulated deficit of $41,637,524 as at April 30, 2008 (October 31, 2007 - $36,014,052).

The Company’s ability to discharge its liabilities and fulfill its commitments as they come due is dependent upon its success in obtaining equity financing and, ultimately, on locating economically recoverable ore resources and attaining profitable operations.  Failure to continue as a going-concern would require the restatement of assets and liabilities on a liquidation basis, which could differ materially from the going-concern basis.

These consolidated financial statements do not reflect adjustments that would be necessary if the going-concern assumptions were not appropriate because management believes that actions taken or planned will mitigate the adverse conditions that raise doubts about the Company’s viability.

2.

SIGNIFICANT ACCOUNTING POLICIES

(a)

Basis of presentation

These consolidated financial statements include the accounts of Cardero Resource Corp. and its wholly-owned integrated subsidiaries, Cardero Argentina, S.A. (“Cardero Argentina”), Minerales Y Metales California, S.A. de C.V. (“MMC”), Cardero Iron Ore Company Ltd., Cardero Peru S.A.C. (“Cardero Peru”), Cerro Colorado Development Ltd. and Compania Minera Cardero Chile Limitada (“Cardero Chile”) (collectively, the “Company”).  All significant inter-company transactions and balances have been eliminated.

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and are stated in Canadian dollars.

(b)

Cash and cash equivalents

Securities with original maturities of three months or less are considered to be cash equivalents, at cost.  The securities are highly liquid, can be converted to cash at any time, and are held at a Canadian Chartered bank.

(c)

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Areas requiring the use of estimates include the rates of amortization for equipment, the recoverability of resource property interests, the assumptions used in the determination of the fair value of stock-based compensation and the determination of the valuation allowance for future income tax assets and accruals.  Management believes the estimates are reasonable; however, actual results could differ from those estimates and would impact future results of operations and cash flows.

(d)

Amortization

Amortization of equipment is recorded on a declining-balance basis at the following annual rates:

Computer equipment

-

30%

Office equipment

-

20%

Leasehold improvements

-

straight-line over the lease term

Additions during the year are amortized at one-half the annual rates.

(e)

Investments

Investments other than derivatives are classified as available-for-sale, and are carried at quoted market value, where applicable, or at an estimate of fair value.  Resulting unrealized gains or losses, net of applicable income taxes, are reflected in other comprehensive income, while realized gains or losses are included in operations. Share purchase warrants included in investments are classified as derivative financial instruments, and accordingly, unrealized gains or losses, net of applicable income taxes, are included in operations.

(f)

Resource properties

The Company capitalizes all costs related to investments in mineral property interests on a property-by-property basis.  Such costs include mineral property acquisition costs and exploration and development expenditures, net of any recoveries.  Costs are deferred until such time as the extent of mineralization has been determined and mineral property interests are either developed, the property is sold or the Company's mineral rights are allowed to lapse.

All capitalized costs are reviewed, on a property-by-property basis, to consider whether there are any conditions that may indicate impairment.  When the carrying value of a property exceeds its net recoverable amount (as estimated by quantifiable evidence of an economic geological resource or reserve or by reference to option or joint venture expenditure commitments) or when, in the Company’s assessment, it will be unable to sell the property for an amount greater than the deferred costs, the property is written down for the impairment in value.

From time to time, the Company may acquire or dispose of a mineral property interest pursuant to the terms of an option agreement.  As such options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded at the time of the agreement.  Option payments are recorded as property costs or recoveries when the payments are made or received.

The amounts shown for acquisition costs and deferred exploration expenditures represent costs incurred to date and do not necessarily reflect present or future values.

Capitalized costs are depleted over the useful lives of the properties upon commencement of commercial production, or written off if the properties are abandoned or the applicable mineral rights are allowed to lapse.

(g)

Foreign currency translation

The functional currency of the Company is the Canadian dollar.  Amounts recorded in foreign currency are translated into Canadian dollars as follows:

i.

Monetary assets and liabilities, at the rate of exchange in effect as at the balance sheet date;

ii.

Non-monetary assets and liabilities, at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

iii.

Interest income and expenses (excluding amortization, which is translated at the same rate as the related asset), at the average rate of exchange for the period.

Gains and losses arising from this translation of foreign currency are included in the determination of net loss for the period.

(h)

Stock-based compensation

The Company accounts for stock-based compensation expense using the fair value based method with respect to all stock-based payments to directors, employees and non-employees, including awards that are direct awards of stock and call for settlement in cash or other assets, or stock appreciation rights that call for settlement by the issuance of equity instruments.  Under this method, stock-based payments are recorded as an expense over the vesting period or when the awards or rights are granted, with a corresponding increase to contributed surplus.  When stock options are exercised, the corresponding fair value is transferred from contributed surplus to capital stock.

(i)

Loss per share

Loss per share amounts have been calculated and presented in accordance with the treasury stock method.  Diluted loss per share amounts have not been presented as the effect of outstanding options and warrants is anti-dilutive.

(j)

Revenue recognition

Interest income is recorded as earned at the stated rate of interest of the term deposit over the term to maturity.

(k)

Asset retirement obligations

The Company recognizes an estimate of the liability associated with an asset retirement obligation (“ARO”) in the financial statements at the time the liability is incurred.  The estimated fair value of the ARO is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset.  The capitalized amount is depleted on a unit-of-production basis over the life of the proved reserves.  The liability amount is increased each reporting period due to the passage of time and the amount of accretion is charged to earnings in the period.  The ARO can also increase or decrease due to changes in the estimates of timing of cash flows or changes in the original estimated undiscounted cost.  Actual costs incurred upon settlement of the ARO are charged against the ARO to the extent of the liability recorded.

(l)

Income taxes

The Company follows the asset and liability method of accounting for income taxes.  Under this method of tax allocation, future income tax assets and liabilities are determined based on differences between the financial statement carrying values and their respective income tax basis (temporary differences).  Future income tax assets and liabilities are measured using the tax rates expected to be in effect when the temporary differences are likely to reverse.  The effect on future income tax assets and liabilities of a change in tax rates is included in operations in the period in which the change is enacted or substantially assured.  The amount of future income tax assets recognized is limited to the amount of the benefit that is more likely than not to be realized.

(m)

Financial Instruments

Effective November 1, 2006, the Company adopted the following new accounting standards issued by the CICA relating to financial instruments.  These new standards have been adopted on a prospective basis with no restatement to prior period financial statements.

i.

Financial Instruments – Recognition and Measurement (Section 3855)

This standard sets out criteria for the recognition and measurement of financial instruments for fiscal years beginning on or after October 1, 2006.  This standard requires all financial instruments within its scope, including derivatives, to be included on a Company’s balance sheet and measured either at fair value or, in certain circumstances when fair value may not be considered most relevant, at cost or amortized cost.  Changes in fair value are to be recognized in the statements of operations and comprehensive income.

All financial assets and liabilities are recognized when the entity becomes a party to the contract creating the item.  As such, any of the Company’s outstanding financial assets and liabilities at the effective date of adoption are recognized and measured in accordance with the new requirements as if these requirements had always been in effect.  Any changes to the fair values of assets and liabilities prior to October 1, 2006 are recognized by adjusting opening deficit or opening accumulated other comprehensive income.

All financial instruments are classified into one of the following five categories: held for trading, held-to-maturity, loans and receivables, available-for-sale financial assets, or other financial liabilities.  Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification.

ii.

Comprehensive Income (Section 1530)

Effective November 1, 2006, the Company adopted the CICA Handbook Section 1530, “comprehensive income”, which establishes standards for presentation and disclosure of comprehensive income. Comprehensive income is the overall change in the net assets of the Company for the period, other than changes attributed to transactions with shareholders. It is made up of net income and other comprehensive income. The historical make up of net income has not changed. Other comprehensive income includes gains or losses, which GAAP requires to be recognized in a period, but excluded from net income for that period.

(n)

Fair value

The carrying values of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities approximate their fair values because of the short-term maturity of these consolidated financial instruments. Investments are carried at quoted market value or equivalent.

(o)

Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary assets and liabilities.

(p)

Credit risk

The Company is exposed to credit risk with respect to its accounts receivable, which consists largely of tax credits receivable from Mexican, Argentinean, Peruvian and Canadian agencies, interest receivable, and rent receivable.  Cash and cash equivalents have been placed with a major Canadian financial institution.

(q)

Currency risk

The Company is exposed to foreign currency fluctuations to the extent expenditures incurred are not denominated in Canadian dollars. The Company has not entered into any foreign currency contracts to mitigate this risk.

(r)

Derivatives – mineral properties

The Company retains and/or has obligations related to certain carried interest rights and net smelter royalties, the value of which is derived from future events and commodity prices. These rights are derivative instruments. However, the mineral interests to which they relate are not sufficiently developed to reasonably determine value.

(s)

Future accounting changes

i)     Capital Disclosures

In February 2007, the CICA issued Handbook Section 1535, “Capital Disclosures”, which requires the disclosure of both qualitative and quantitative information that provides users of financial statements with information to evaluate the entity’s objectives, policies and procedures for managing capital. The new section is effective for years beginning on or after October 1, 2007. The Company is in the process of assessing the impact of this new section on its consolidated financial statements.

ii)    Financial Instrument

In February 2007, the CICA issued two new standards, Section 3862, “Financial Instruments Disclosures”, and Section 3863, “Financial Instruments Presentation”. These sections will replace the existing Section 3861, “Financial Instruments Disclosure and Presentation”. Section 3862 provides users with information to evaluate the significance of the financial instruments of the entity’s financial position and performances, nature and extent of risks arising from financial instrument, and how the entity manages those risks. Section 3863 deals with the classification of financial instruments, related interest, dividends, losses and gains, and the circumstances in which financial assets and financial liabilities are offset. The new sections are effective for years beginning on or after October 1, 2007. The Company is in the process of assessing the impact of these new sections on its consolidated financial statements.

iii)

Inventories

In June 2007, the CICA issued Handbook Section 3031, “Inventories”. This section requires that inventory be recorded at the lower of cost or net realizable value. This section also clarifies that the allocation of fixed production overhead requires the consistent use of either first-in, first-out or the weighted average method to measure inventory, and requires that any previous write-downs be reversed when the value of the inventory increases. The amount of the reversal is limited to the amount of the original write-down. The new section is effective for years beginning on or after January 1, 2008. The Company is in the process of assessing the impact of this new section on its financial statements.

iv)

Goodwill and Intangible Assets

In February 2008, the CICA issued Handbook Section 3064, “Goodwill and intangible assets”, replacing Section 3062, “Goodwill and other intangible assets”, and Section 3450, “Research and development costs”. This section establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The new section is effective for years beginning on or after October 1, 2008. The Company is in the process of assessing the impact of this new section on its consolidated financial statements.

v)

International Financial Reporting Standards ("IFRS")

In 2006, the Canadian Accounting Standards Board ("AcSB") published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of Canadian generally accepted accounting principles with IFRS over an expected five year transitional period.  In February 2008, the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada's own generally accepted accounting principles. The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The transition date of January 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ended October 31, 2010. While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

vi)

Going concern

In June 2007, the CICA amended Handbook Section 1400, “General Standards of Financial Statement Presentation”, which requires management to make an assessment of a company’s ability to continue as a going-concern.  When financial statements are not prepared on a going-concern basis that fact shall be disclosed together with the basis on which the financial statements are prepared and the reason why the Company is not considered a going-concern. The new section is effective for years beginning on or after January 1, 2008.  The Company is in the process of assessing the impact of this new section on its consolidated financial statements.

3.

RESTATEMENT

The Company restated the fair value adjustment to investments for the six month period ended April 30, 2007 to reflect the unrealized gain on derivatives of $960,000 as other income instead of comprehensive income.

4.

EQUIPMENT

	April 30, 2008			October 31, 2007 (audited)
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Computer equipment	$ 122,493	$ 74,567	$ 47,926	$ 119,537	$ 66,110	$ 53,427
Office equipment	36,886	20,707	16,179	36,886	18,909	17,977
	$ 159,379	$ 95,274	$ 64,105	$ 156,423	$ 85,019	$ 71,404

5.

INVESTMENTS

	April 30, 2008	October 31, 2007 (audited)
International Tower Hill Mines Ltd.	$ 4,291,961	$ 10,000,000
Trevali Resources Corp.	1,860,000	100,000
	$ 6,151,961	$ 10,100,000

(a)

During fiscal 2006, the Company acquired 4,000,000 common shares of International Tower Hill Mines Ltd. (TSXV: “ITH”), plus common share purchase warrants to purchase up to an additional 2,000,000 common shares at a price of $1.00 until August 4, 2008, at a gross cost of $2,240,000.  As a result of this acquisition, the Company held approximately 13.32% of the issued and outstanding common shares of ITH as at August 4, 2006.  Assuming the exercise of the 2,000,000 warrants, the Company would then hold approximately 18.74% of the then issued common shares of ITH (assuming no other warrant or option exercises).  ITH is considered to be a related party as a result of common officer and director relationships (note 8).

On December 14, 2006, the Company sold 1,000,000 shares of ITH for net proceeds of $2,378,236 resulting in a gain on sale of $1,818,236.

During the six months period ended April 30, 2008, the Company sold 45,700 shares of ITH for net proceeds of $92,557 resulting in a gain on sale of $66,963.

At April 30, 2008, the quoted market value of ITH common shares was $1.27 (October 31, 2007 - $2.40) per share, or a total market value for the Company’s shares of $3,751,961 (October 31, 2007 - $7,200,000). The intrinsic (in the money) value of the 2,000,000 share purchase warrants is $0.27 (October 31, 2007 - $1.40) per warrant, or $540,000 (October 31, 2007 – $2,800,000), for a total fair value at April 30, 2008 of $4,291,961 (October 31, 2007 - $10,000,000). Fair value adjustments for the six months ended April 30, 2008 amounted to unrealized gains (losses) of ($3,351,612) and ($2,260,000) (April 30, 2007 - $1,440,000 and $960,000) recorded as comprehensive income and other income, respectively. The Company held 2,954,300 shares, or 7.4% of the ITH issued and outstanding common shares as of April 30, 2008.

(b)

On April 24, 2007, the Company acquired 1,000,000 shares of Trevali Resources Corp. (“Trevali”), a former related party (note 8), at a gross cost of $100,000.  As there is no quoted market value for the shares of Trevali as at October 31, 2007, the Company considers its cost to be a reasonable estimate of fair value as of that date. Trevali commenced trading on the CNQ effective December 21, 2007. At April 30, 2008, the quoted market value of the Trevali common shares was $1.86, or a total market value for the Company’s shares of $1,860,000. Fair value adjustments for the six months ended April 30, 2008 amounted to unrealized gains of $1,760,000 recorded as comprehensive income. The Company held 3.2% of the Trevali issued and outstanding common shares as of April 30, 2008.

6.

RESOURCE PROPERTIES

The Company’s capitalized acquisition and exploration expenditures on its resource properties are as follows:

	Mexico			Argentina	Peru					Total
	Baja	Other	Total		Marcona	Pampa de Pongo	Iron Sands	Other	Total

Balance, October 31, 2006	$ 5,277,115	$ 355,565	$ 5,632,680	$ 3,543,814	$ 2,724,576	$ 2,566,830	$ 3,367,032	$ 845,384	$ 9,503,822	$ 18,680,316

Acquisition costs	131,602	68,085	199,687	1,044,239	-	115,300	108,770	456,302	680,372	1,924,298

Deferred exploration costs
Camp	61,336	15,646	76,982	1,233,705	-	-	455,719	158,580	614,299	1,924,986
Drilling and analysis	21,567	6,085	27,652	529,306	-	-	60,397	30,328	90,725	647,683
Personnel and geology	85,700	41,271	126,971	489,134	-	1,069	231,617	61,728	294,414	910,519
	168,603	63,002	231,605	2,252,145	-	1,069	747,733	250,636	999,438	3,483,188

Total expenditures for the year	300,205	131,087	431,292	3,296,384	-	116,369	856,503	706,938	1,679,810	5,407,486
Total before write-offs	5,577,320	486,652	6,063,972	6,840,198	2,724,576	2,683,199	4,223,535	1,552,322	11,183,632	24,087,802
Write-offs	-	(361,698)	(361,698)	(331,865)	(1,890,172)	-	-	(954,731)	(2,844,903)	(3,538,466)

Balance, October 31, 2007	$5,577,320	$124,954	$ 5,702,274	$ 6,508,333	$ 834,404	$ 2,683,199	$ 4,223,534	$ 597,591	$ 8,338,729	$ 20,549,336

Acquisition costs	1,058,886	37,184	1,096,070	103,944	-	303,540	102,959	30,071	436,570	1,636,584

Deferred exploration costs
Camp	40,290	22,514	62,804	142,649	-	55,842	506,892	109	562,843	768,296
Drilling and analysis	6,969	22,984	29,953	170,293	-	-	36,077	-	36,077	236,323
Personnel and geology	46,737	33,767	80,504	325,095	-	17,384	31,022	299	48,705	454,304
	93,996	79,265	173,261	638,037	-	73,225	573,992	408	647,625	1,458,923

Total expenditures for the period	1,152,882	116,449	1,269,331	741,981	-	376,765	676,951	30,479	1,084,195	3,095,507
Total before write-offs	6,730,202	241,403	6,971,605	7,250,314	834,404	3,059,964	4,900,486	628,071	9,422,924	23,644,843
Write-offs	-	-	-	(683,365)	-	-	-	-	-	(683,365)

Balance, April 30, 2008	$6,730,202	$241,403	$ 6,971,605	$ 6,566,949	$ 834,404	$ 3,059,964	$ 4,900,486	$ 628,071	$ 9,422,924	$ 22,961,478

(a)

Mexico

The properties in Mexico consist of the following:

i.

Sirena Project, Baja California State, Mexico

Pursuant to an agreement dated December 12, 2001 between the Company and a private Mexican company, the Company acquired a 100% interest in six mineral concessions located in Baja California State, Mexico, in consideration of the issuance of an aggregate of 400,000 common shares of the Company (issued).  Some of these concessions form part of the Baja IOCG Project (see note 6(a)(v)).  The Company does not presently plan to carry out any material work programs on the balance of the properties during 2008.

ii.

Acquisition of MMC

Pursuant to an agreement dated September 9, 2002 between the Company and two Mexican individuals, the Company acquired a 100% interest in MMC, a private Mexican corporation that owned 8,055 hectares of mineral concessions situated in Baja California State, Mexico, in consideration of aggregate payments of USD 75,000 (paid) and the issuance of an aggregate of 225,000 common shares of the Company (issued).

In addition to the above concessions, pursuant to an agreement made November 3, 2003, between MMC and a Mexican individual, MMC acquired a 100% interest in three mineral concessions covering 30 hectares upon payment of USD 45,000 (paid).

During 2006, the Company wrote off $117,008 relating to the Ludavina concessions, which were held by MMC at the time of its acquisition by the Company.

iii.

Coahuila Copper Data Acquisition, Coahuila de Zaragoza State, Mexico

Pursuant to an acquisition agreement dated August 22, 2003 between the Company and two individuals, the Company obtained copies of and non-exclusive rights to use and retain certain property data and other information pertaining to copper prospects in Coahuila de Zaragoza State, Mexico, in consideration of the issuance of an aggregate of 20,000 common shares (issued).

iv.

Crockite IOCG Data Acquisition, Baja California State, Mexico

Pursuant to an agreement dated October 27, 2003 between the Company, an individual and a private B.C. company, the Company acquired all right, title and interest to certain geological information, data and materials with respect to the potential for, and occurrences of, iron oxide copper gold (“IOCG”) type deposits in Baja California State, Mexico, in consideration of the issuance of an aggregate of 200,000 common shares, as follows:

-

100,000 common shares on January 20, 2004 (issued); and

-

100,000 common shares on or before the day that is ten business days from the earliest of the following to occur (issued April 19, 2006):

-

Anglo American Mexico S.A. de C.V. (“Anglo”) having earned an interest in certain mineral concessions situated in Baja California State in accordance with and pursuant to the agreement between Anglo and the Company (the “Anglo Agreement” as described in note 6(a)(v));

-

The Company having been advised by Anglo that Anglo has incurred aggregate Exploration Expenditures (as defined in the Anglo Agreement) of not less than USD 2,000,000; and

-

If the Anglo Agreement is terminated prior to Anglo having incurred USD 2,000,000 in exploration expenditures, then, upon Anglo, the Company or any third party that subsequently enters into an agreement with the Company to earn an interest in the Company’s IOCG properties in Baja California State collectively having incurred Exploration Expenditures of not less than USD 2,000,000.

v.

Baja IOCG Project, Baja California State, Mexico

Pursuant to an agreement dated December 1, 2002 (as amended by agreements dated November 26, 2003 and June 30, 2005) between the Company and Anglo (the “Anglo Agreement”), Anglo agreed to manage and fund exploration expenditures for the identification and acquisition of not less than one mineral concession within an area of interest measuring approximately 50,050 square kilometres in size. Anglo could earn a 70% interest in the mineral concession(s) so acquired, as well as in certain mineral concessions held by the Company, and a 70% interest in a new Mexican company to be formed to hold such concessions, by incurring aggregate exploration expenditures of not less than USD 3,700,000, as follows:

-

USD 200,000 on or before December 1, 2003 (incurred);

-

USD 800,000 on or before December 1, 2004 (incurred);

-

USD 1,200,000 on or before December 1, 2005 (incurred); and

-

USD 3,700,000 on or before December 1, 2006.

Upon Anglo incurring an aggregate USD 3,700,000 of exploration expenditures, a joint venture would be formed, with each party required to contribute its pro rata share of all future exploration expenditures.  A non-participating party can be diluted to a minimum 10% working interest, below which percentage its interest would be automatically converted to a 5% net profit interest.

Pursuant to an amending agreement dated June 30, 2005 between the Company and Anglo, the Company assumed operation of the project.  Under the terms of the amending agreement, the Company was required to incur exploration expenditures of not less than USD 500,000 within a 12-month period and, upon doing so, earned an additional 10% interest, thereby increasing its retained interest in the project to 40% upon the exercise by Anglo of its option.  Upon having incurred the required USD 500,000 in exploration expenditures, the Company could either elect to terminate its expenditure period by delivering a resumption notice to Anglo, or to elect to remain as operator and continue to incur exploration expenditures.  If the Company elected to continue incurring exploration expenditures following the USD 500,000 having been incurred, it would earn an additional one-tenth of one percent (0.1%) interest for each additional USD 10,000 of exploration expenditures incurred.  If the Company elected to continue incurring exploration expenditures, at such time as it has incurred an aggregate of USD 1,400,000 (and has thereby increased its retained interest to 49% upon the exercise by Anglo of its option), it was required to deliver an election request notice to Anglo.  Upon receipt by Anglo of a resumption notice or an election request notice, Anglo was required to (unless it otherwise so elects) immediately resume incurring aggregate exploration expenditures of USD 3,700,000 in order to earn its interest in the project (which will range from 60% to 51%, depending upon the amount of exploration expenditures incurred by the Company prior to the delivery of a resumption notice) with the original exploration expenditure dates extended to take into account the time the Company acted as operator.  If the Company delivered a resumption notice, or if the Company delivered an election request notice and Anglo elected to continue incurring exploration expenditures, and thereafter Anglo fails to maintain its option in good standing, the Company could terminate the agreement.  If the Company delivered an election request notice and Anglo did not elect to resume incurring exploration expenditures, the agreement would be automatically terminated.  In either case, in the event of termination, the Company would retain its 100% interest in the project, with Anglo having no residual interest therein.

Effective May 30, 2006, Anglo elected to terminate the Anglo Agreement and thereby forfeited any interest in, or rights to earn any interest in, the mineral concessions that were the subject of that agreement.  Accordingly, the Company is now the owner of a 100% interest in the concessions comprising the Baja IOCG Project.  The Company is presently seeking a joint venture partner for the property, but may elect to carry out a further work program on its own if it is unsuccessful in doing so.

On May 20, 2004, Western Telluric Resources Inc. (“WTR”) and Minera Olympic, S. de R.L. de C.V. (“Minera”) (collectively, the “Plaintiffs”) commenced an action (the “Action”) in the British Columbia Supreme Court (Vancouver Registry, No. S042795) against the Company and James Dawson, Murray McClaren and their respective companies, Dawson Geological Consultants Ltd. and 529197 B.C. Ltd. (carrying on business as Crockite Resources).  The relief claimed against the Company is the setting aside of an agreement dated December 12, 2001 between the Company and Minera regarding the acquisition of mineral concessions.  The Company has filed a Statement of Defence in which it denies any liability as well as a counterclaim (the “Counterclaim”) against the Plaintiffs.

Pursuant to an agreement dated October 17, 2007 (“Settlement Agreement”) among the Plaintiffs, the Company and all other parties to the various actions, all actions (including the Action and the Counterclaim) have been settled. As its part of the settlement, the Company has agreed to issue an aggregate of 500,000 shares to WTR and to grant to WTR a 1.5% net smelter return royalty over its existing and future acquired Baja California properties, of which the Company can acquire one-half (0.75%) for the price of $2,000,000.  Fulfillment by the Company of its obligations under the Settlement Agreement was subject to the acceptance for filing thereof by the TSX (received on November 20, 2007) and AMEX (received on November 13, 2007) and certain other conditions precedent.  Effective May 23, 2008, the transaction closed and the 500,000 shares were released to WTR.

vi.

Franco Project, San Luis Potosi State, Mexico

Pursuant to an agreement dated August 29, 2003, as accepted on September 3, 2003, and amended by agreements dated October 1, 2004 and September 13, 2005, between the Company and a private Mexican company, the Company can acquire a 100% interest (subject to a 2% net smelter return (“NSR”) retained by the vendor) in the Franco Project, San Luis Potosi State, Mexico, upon completion of the following:

Payments aggregating USD 1,145,000, as follows:

-

USD 15,000 on or before September 18, 2003 (paid);

-

USD 20,000 on or before March 24, 2004 (paid);

-

USD 30,000 on or before January 13, 2005 (paid);

-

USD 30,000 on or before October 3, 2005 (postponed due to force majeure);

-

USD 100,000 on or before October 3, 2006 (postponed due to force majeure);

-

USD 150,000 on or before October 3, 2007 (see below); and

-

USD 800,000 on or before October 3, 2008 (see below).

Exploration expenditures on the property aggregating USD 1,050,000, as follows:

-

USD 50,000 on or before October 3, 2005 (postponed due to force majeure);

-

USD 200,000 on or before October 3, 2006 (postponed due to force majeure);

-

USD 300,000 on or before October 3, 2007 (see below); and

-

USD 500,000 on or before October 3, 2008 (see below).

If the Company terminates the agreement before incurring USD 250,000 of exploration expenditures, then the Company is required to pay to the vendor the difference between USD 250,000 and the amount of exploration expenditures actually incurred.  The Company can buy one-half (being 1%) of the NSR retained by the vendor at any time for USD 2,000,000.

On November 5, 2003, the Company optioned the property to a public B.C. company (the “Optionee”) whereby the Optionee could acquire a 50% interest by paying the Company the sum of USD 50,000, making the underlying USD 20,000 and USD 60,000 payments and incurring cumulative exploration expenditures of USD 250,000.  On November 2, 2004, the Optionee returned the property to the Company and all funds advanced by the Optionee to the Company (which was the operator) to incur exploration expenditures were returned to the Optionee.

On November 18, 2005, as a result of the inability of the Company to obtain safe and unrestricted access to the Franco property in order to carry out exploration work, the Company declared an event of force majeure, effective as and from September 19, 2005, thereby suspending all ongoing obligations to make payments to the vendor or to incur any exploration expenditures. The Company is attempting to resolve the issues giving rise to the force majeure but has, as of April 30, 2008, been unable to do so. The Company plans to drill this property as soon as access is safe and unrestricted.

As of October 31, 2007, the Company wrote off its remaining investment in the property in the amount of $361,698.

vii.

Corrales Property, Chihuahua State, Mexico

The Corrales property consists of one exploration concession (8,400 hectares) and one exploitation concession (100 hectares) located in the Municipality of Lopez, Chihuahua State.

Pursuant to an agreement dated October 23, 2007 between the Company and three Mexican individuals, the Company has been granted a five year lease of the exploration concession, with the right to purchase a 100% interest by making aggregate payments of USD 657,000 over five years to October 23, 2012, as follows:

-

USD 24,000 on execution (paid);

-

USD 18,000 on or before January 23, 2008 (paid);

-

USD 15,000 on or before October 23, 2008;

-

USD 60,000 on or before October 23, 2009;

-

USD 90,000 on or before October 23, 2010;

-

USD 100,000 on or before October 23, 2011; and

-

USD 350,000 on or before October 23, 2012.

The Company is presently seeking a joint venture partner for the property and does not plan to carry out any work in 2008.

(b)

Argentina

i.

Olaroz Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

-

Olaroz Chico and Tola Concessions, Jujuy Province, Argentina

Pursuant to an agreement dated May 8, 2002 (as amended on August 8, 2002) between the Company and two Argentinean individuals, the Company had the right to earn a 100% interest (subject to a 2% NSR payable to the vendors) in two concessions upon making an aggregate of USD 475,000 in payments.  During the fiscal year ended October 31, 2004, the Olaroz Chico and Tola Concessions were abandoned and $97,370 in associated acquisition and exploration costs were written off.  During the year ended October 31, 2006, the balance of the property costs of $155,015 were written off.

ii.

Chingolo Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

-

Cavok Property, Jujuy Province, Argentina

Pursuant to an agreement dated May 22, 2002 between the Company and a private Argentinean company, the Company has the right to acquire a 100% interest in three mineral concessions in Jujuy Province, Argentina, by making a payment of USD 10,000 on or before October 18, 2002 (paid) and issuing an aggregate of 250,000 common shares, as follows:

-

50,000 common shares on or before October 18, 2002 (issued);

-

100,000 common shares on or before October 18, 2003 (issued); and

-

100,000 common shares on or before October 18, 2006 (issued).

Two of these concessions form part of the Olaroz Silver Project (Note 6(b)(i)) and, during the fiscal year ended October 31, 2004, these two concessions were written down by $4,381,701 to a nominal value of $1.  The third concession forms part of the Chingolo Silver Project.

-

Cozzi Property, Jujuy Province, Argentina

Pursuant to an agreement dated December 9, 2002 between the Company and an Argentinean individual, the Company purchased a 100% interest in three mineral concessions located in Jujuy Province, Argentina, in consideration of 100,000 common shares (issued) to such individual.

The Company considers the Chingolo Silver Project to be an active property although the Company is presently seeking a joint venture partner and no work by the Company is planned for 2008.  As of October 31, 2007, the Company wrote off its remaining investment in the property in the amount of $5,600.

iii.

Cerro Atajo Project, Catamarca Province, Argentina

In order to acquire an interest in the Cerro Atajo Project, consisting of 17 mineral concessions in Catamarca Province, Argentina, the Company entered into two agreements involving Sociedad Minera Catamarquena de Economia Mixta (“Somicadem”), a governmental corporation owned as to 51% by the Province of Catamarca and 49% by two private Argentinean companies (the “Shareholders”).  Somicadem is the holder of the Cerro Atajo property.  The first of these agreements was with respect to the acquisition by the Company of the interest of the Shareholders in Somicadem and the second was with respect to the acquisition by the Company from Somicadem of the rights to explore and exploit the property itself.

Pursuant to the first agreement, dated August 24, 2004 (as amended by an agreement dated December 10, 2004), among the Company and the Shareholders, the Company had the option to acquire the 49% of the issued capital stock of Somicadem from the Shareholders, together with all of the interest of the Shareholders in their existing exploration, exploitation and Mining Lease Agreements dated September 10, and 13, 1991 (collectively, the “Existing Lease”) with Somicadem relating to the Cerro Atajo property.  In order to exercise the option, the Company was required to pay the Shareholders an aggregate of USD 11,650,000, and issue 1,750,000 common shares to the Shareholders, as follows:

Payments

-

USD 300,000 upon the Company having completed its due diligence (as provided for below) following the Company having entered into a satisfactory amendment to the Existing Lease (which occurred, and the payment was made, on January 12, 2005);

-

USD 350,000 on or before January 12, 2006 (paid);

-

USD 1,000,000 on or before January 12, 2007;

-

USD 2,000,000 on or before January 12, 2008;

-

USD 3,000,000 on or before January 12, 2009; and

-

USD 5,000,000 on or before January 12, 2010.

Share Issuances

-

100,000 common shares on or before January 12, 2006 (issued);

-

150,000 common shares on or before January 12, 2007;

-

500,000 common shares on or before January 12, 2008; and

-

1,000,000 common shares on or before January 12, 2009.

At the election of the Company, it could settle the obligation to issue some or all of the foregoing common shares by making payments to the Shareholders equal to USD 5 per share (up to USD 8,750,000 in total).

Pursuant to the second agreement, which was a modification agreement dated January 12, 2005 among the Shareholders, Somicadem and the Company to amend the Existing Lease, the Company had the right to carry out prospecting, exploration, development and exploitation activities at Cerro Atajo, and the option to enter into a 40-year mining lease.  In order to maintain the exploration rights and option to enter into a mining lease in good standing, the Company was required to complete the following:

Payments to the Province of Catamarca aggregating USD 550,000, as follows:

-

USD 50,000 on execution of the modification agreement (paid);

-

USD 100,000 on or before January 12, 2007;

-

USD 100,000 on or before January 12, 2008;

-

USD 100,000 on or before January 12, 2009;

-

USD 100,000 on or before January 12, 2010; and

-

USD 100,000 on or before January 12, 2011.

Exploration expenditures of not less than USD 1,525,000 on or before January 12, 2011 (to be incurred in carrying out a prescribed program of work).

If the Company exercised the mining lease option (which must be exercised on or before March 12, 2011), it would be required to make aggregate payments of USD 27,000,000 to the Province of Catamarca, as follows:

-

USD 10,000,000 following a production decision and prior to the commencement of production; and

-

USD 17,000,000 during the first two years of production.

In addition, the Company would be required to pay to the Province of Catamarca a royalty consisting of 15% of the net profits realized by the Company from the exploitation of the property.

During the year ended October 31, 2006, the Cerro Atajo Project was abandoned and $1,137,656 in associated acquisition and exploration costs was written off.

iv.

Cerro Juncal Property, Salta Province, Argentina

Pursuant to an agreement dated November 12, 2004 between the Company and a private Argentinean company, the Company had the right to acquire a 100% interest, subject to a 0.5% NSR to the vendor, in two mineral concessions (approximately 2,600 hectares) in Salta Province, Argentina, in consideration of payment to the vendor of USD 2,000,000 on or before the date that is three years after the Company commences exploration on the property.  Prior to the exercise of the purchase option, the Company was required to pay the vendor an aggregate of USD 360,000 in order to keep the purchase option in good standing, as follows:

-

USD 25,000 on signing (paid);

-

USD 60,000 on or before November 12, 2005 (paid);

-

USD 50,000 on or before May 12, 2006 (paid);

-

USD 75,000 on or before November 12, 2006; and

-

USD 150,000 on or before May 12, 2007.

If the Company exercised the option to purchase the property prior to May 12, 2007, the requirement to make any remaining option payments outlined above ceased.  Commencing with the fifth year after execution of the agreement if, in such year or any subsequent year prior to the exercise of the purchase option, the vendor has not received at least USD 100,000 pursuant to the NSR in such year, the Company is required to pay to the vendor the difference between USD 100,000 and the amount received by the vendor pursuant to the NSR.  The Company had the option to purchase the 0.5% NSR at any time for the sum of USD 1,000,000.

As a result of the status of ongoing negotiations concerning the property, the Company did not make the November 12, 2006 payment.  As a consequence, the property was returned to the vendor, and accordingly, $394,172 was written off as at October 31, 2006.

v.

Huachi Property, Argentina

Pursuant to an agreement dated June 13, 2005 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 30 mining concessions referred to as the Huachi Property in the Province of San Juan, Argentina.  In order to maintain the option in good standing and to be permitted to carry out exploration activities prior to such exercise, the Company is required to make payments and incur exploration expenditures as follows:

Payments of USD 5,500,000, as follows:

-

USD 70,000 on June 13, 2005 (paid);

-

USD 70,000 on or before April 13, 2006 (paid);

-

USD 200,000 on or before June 13, 2007 (paid);

-

USD 600,000 on or before April 13, 2008; (under renegotiaition)

-

USD 1,000,000 on or before June 13, 2009; and

-

USD 3,560,000 on or before June 13, 2010.

Exploration expenditures of USD 2,000,000, as follows:

-

USD 750,000 on or before December 13, 2007 (incurred); and

-

USD 1,250,000 on or before June 13, 2010.

Pursuant to an agreement dated November 30, 2006 between the Company and an Argentinean individual, the Company can acquire a 50% interest in one mining concession (mina) adjacent to the 30 Huachi concessions noted above.  In order to maintain the option in good standing, to be permitted to carry out exploration activities prior to such exercise, and to exercise the option, the Company is required to make aggregate payments of USD 965,000 to the vendor, as follows:

-

USD 5,000 on signing (paid);

-

USD 10,000 on November 30, 2007 (subsequently paid);

-

USD 50,000 on November 30, 2008;

-

USD 150,000 on November 30, 2009;

-

USD 250,000 on November 30, 2010; and

-

USD 500,000 on November 30, 2011.

The Company is currently seeking a joint venture partner for the Huachi property, and does not presently plan to carry out any further work.

vi.

Sediment Hosted Vein (SHV) Project, northwestern Argentina.  The SHV project is an exploration program based on a specific geological model, and involves an initial reconnaissance program, followed by the acquisition of properties believed to be prospective for this type of deposit.  During the year ended October 31, 2006, the Company acquired interests in, or the right to acquire an interest in, 11 separate properties that, together, make up the Company’s SHV Project.  Additional properties may be acquired, as reconnaissance and property evaluation is ongoing.  Details of the existing properties (all of which are considered active properties, with work programs either ongoing or planned for 2008) are as follows:

a.

Incahuasi Property, Catamarca Province, Argentina.  The Incahuasi Property presently consists of two separate project areas – Incahuasi and San Antonio.  The Incahuasi project consists of five minas (exploitation concession), four cateos (exploration concession) and one tailings concession (approximately 2,832 hectares) located in Catamarca Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement with an Argentinean individual dated April 29, 2006, the Company has the option to acquire a 100% interest in four minas (two of which form part of the Incahuasi project area and two of which form part of the San Antonio project area) and one tailings concession by making aggregate payments of USD 1,410,000 over five years, as follows:

-

USD 20,000 on or before May 29, 2006 (paid);

-

USD 30,000 on or before November 29, 2006 (paid);

-

USD 60,000 on or before May 29, 2007 (paid);

-

USD 100,000 on or before May 29, 2008;

-

USD 200,000 on or before May 29, 2009;

-

USD 400,000 on or before May 29, 2010; and

-

USD 600,000 on or before May 29, 2011.

The property is subject to a 2% NSR to the vendor, which the Company can purchase at any time for USD 500,000.

Pursuant to an agreement dated April 29, 2006 between the Company and the vendor of the foregoing properties, the Company and the vendor have also applied for three abandoned minas originally held by a third party in which each of the Company and the vendor will have an initial 50% interest (subject to the grant thereof by the applicable mining tribunal).  The Company will acquire the 50% interest of the vendor in such minas upon the exercise of the option with respect to the vendor’s properties as set out above.  The Company has the right to acquire the vendor’s 50% interest by making aggregate payments of USD 1,410,000 over 5 years, as follows:

-

USD 20,000 on or before September 19, 2006 (paid);

-

USD 30,000 on or before March 29, 2007 (paid);

-

USD 60,000 on or before September 19, 2007 (paid);

-

USD 100,000 on or before September 19, 2008;

-

USD 200,000 on or before September 19, 2009;

-

USD 400,000 on or before September 19, 2010; and

-

USD 600,000 on or before September 19, 2011.

The property is subject to a 2% NSR to the vendor, which the Company can purchase at any time for USD 500,000.

The San Antonio project area consists of two minas (being acquired subject to the first agreement noted above) plus two additional cateos surrounding such minas.

The Company is presently reviewing its plans for this property.

b.

Salar de Oro Property, Jujuy Province, Argentina.  The Salar de Oro Property consists of three project areas – Sala de Oro, Salar de Oro North and Salar de Oro East.  The Salar de Oro Project area consists of three continuous cateos and eleven minas (approximately 38,501 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement dated July 11, 2006 (as amended April 16, 2007 and September 5, 2007) between the Company and a private Argentinean company, the Company has the option to acquire a 100% interest (excluding surficial placer rights) in the 11 minas by making aggregate payments of USD 2,470,000 over four years to May 3, 2010, as follows:

-

USD 35,000 on April 4, 2006 (paid);

-

USD 67,500 on September 3, 2007 (paid)

USD 67,500 on November 4, 2007 (paid);

-

USD 300,000 on or before May 3, 2008;

-

USD 300,000 on or before May 3, 2009; and

-

USD 1,700,000 on or before May 3, 2010.

In addition to the foregoing, the Company has staked and applied for three cateos surrounding the foregoing property.

The Salar de Oro North project area consists of six minas and one cateo applied for by the Company (approximately 21,521 hectares).  The Salar de Oro East project area consists of one cateo applied for by the Company (approximately 496 hectares).

During the six months ended April 30, 2008, the property was abandoned and $683,365 in associated acquisition and exploration costs was written off.

c.

Il Torno Property, Jujuy Province, Argentina.  The Il Torno Property consists of four minas (approximately 5,046 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement dated October 3, 2006 between the Company and an Argentinean individual, the Company has the option to acquire a 100% interest (excluding surficial placer rights to a portion of the property) in the four minas for USD 3,000,000.  In order to maintain the option in good standing and to be able to explore the property prior to the exercise of the option (which must be exercised, if at all, on or before December 3, 2010), the Company is required to make the following payments:

-

USD 30,000 on signing (paid);

-

USD 30,000 on or before April 3, 2007;

-

USD 50,000 on or before October 3, 2007;

-

USD 50,000 on or before April 3, 2008;

-

USD 100,000 on or before October 3, 2008;

-

USD 100,000 on or before April 3, 2009;

-

USD 100,000 on or before October 3, 2009;

-

USD 100,000 on or before April 3, 2010;

-

USD 150,000 on or before October 3, 2010; and

-

USD 200,000 on or before December 3, 2010.

The property is subject to a 2% NSR to the vendor, which the Company can purchase at any time for USD 2,000,000.  The Company is required (subject to receipt of approval of the required environmental impact statement) to commence prospecting work on or before January 3, 2007, and to formulate and implement a work program on the property on or before October 3, 2007.  As of October 31, 2007, the Company wrote off its investment in the property in the amount of $161,008.

d.

Rinconada North Property, Jujuy Province, Argentina.  The Rinconada North Property presently consists of three cateos (approximately 7,071 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement with a private Argentinean company dated May 2, 2006, the Company has the option to acquire a 100% interest in one cateo (excluding surficial placer rights for a period of five years) by making aggregate payments of USD 350,000 over five years, as follows:

-

USD 7,000 on or before June 2, 2006 (paid);

-

USD 14,000 on or before November 2, 2006 (paid);

-

USD 14,000 on or before June 2, 2007 (paid);

-

USD 28,000 on or before June 2, 2008;

-

USD 56,000 on or before June 2, 2009;

-

USD 91,000 on or before June 2, 2010; and

-

USD 140,000 on or before June 2, 2011.

Pursuant to an agreement dated May 2, 2006 between the Company and four Argentinean individuals (as amended by an agreement dated May 17, 2006), the Company has the option to acquire a 100% interest in two minas and one cateo (excluding surficial placer rights for a period of five years) by making aggregate payments of USD 500,000 over five years, as follows:

-

USD 10,000 on or before June 2, 2006 (paid);

-

USD 20,000 on or before November 2, 2006 (paid);

-

USD 20,000 on or before May 2, 2007;

-

USD 40,000 on or before May 2, 2008;

-

USD 80,000 on or before May 2, 2009;

-

USD 130,000 on or before May 2, 2010; and

-

USD 200,000 on or before May 2, 2011.

Effective April 20, 2007, the Company terminated the second agreement noted above and returned the property to the vendors.  In addition to the one mina subject to the first option agreement noted above, the Company has staked and applied for two additional cateos.  As of October 31, 2007, the Company wrote off its remaining investment in the property in the amount of $165,257.

e.

Rinconada Property, Jujuy Province, Argentina.  The Rinconada Property presently consists of three minas and five cateos (approximately 23,759 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement with a private Argentinean company dated September 19, 2006, the Company has the option to acquire a 100% interest in one mina by making aggregate payments of USD 380,000 over five years, as follows:

-

USD 18,000 on or before September 19, 2006 (paid);

-

USD 12,000 on or before February 19, 2007 (paid);

-

USD 20,000 on or before September 19, 2007 (paid);

-

USD 40,000 on or before September 19, 2008;

-

USD 70,000 on or before September 19, 2009;

-

USD 90,000 on or before September 19, 2010; and

-

USD 130,000 on or before September 19, 2011.

Pursuant to an agreement dated May 2, 2006 between the Company and an Argentinean individual, the Company has the option to acquire a 100% interest in two minas for USD 940,000.  In order to maintain the option in good standing and to be able to explore the property prior to the exercise of the option (which must be exercised, if at all, on or before September 2, 2010), the Company is required to make the following payments:

-

USD 15,000 on or before June 2, 2006 (paid);

-

USD 15,000 on or before July 2, 2006 (paid);

-

USD 15,000 on or before August 2, 2006 (paid);

-

USD 15,000 on or before November 2, 2006 (paid);

-

USD 60,000 on or before August 2, 2007 (paid);

-

USD 60,000 on or before April 2, 2008;  (postponed)

-

USD 60,000 on or before November 2, 2008;

-

USD 80,000 on or before November 2, 2009;

-

USD 80,000 on or before February 2, 2010; and

-

USD 600,000 on or before September 2, 2010.

In addition to the foregoing, the Company has staked and applied for five cateos adjoining the foregoing property (four of which were previously referred to as the “El Carmen” project).

f.

Oros Mayo Property, Jujuy Province, Argentina.  The Oros Mayo Property presently consists of one cateo (approximately 4,010 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.

g.

5C1 South Property, Jujuy Province, Argentina.  The 5C1 South Property presently consists of one cateo (approximately 8,778 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.

h.

Rosario Sur, Jujuy Province, Argentina.  The Rosario Sur Property presently consists of two cateos (approximately 2,603 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.

i.

Rosario Norte Property, Jujuy Province, Argentina.  The Rosario Norte Property presently consists of two cateos (approximately 8,757 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.

j.

Zenteno Property, Salta Province, Argentina.  The Zenteno Property presently consists of one mina located in Salta Province (approximately 986 hectares) acquired by the Company from an Argentinean individual for aggregate payments of USD 22,750.

k.

Mina Azules Property, Jujuy Province, Argentina.  The Mina Azules property presently consists of two minas (360 hectares) located in Jujuy Province.  Pursuant to an agreement dated August 10, 2007 between the Company and an Argentinean individual, the Company may acquire a 100% interest in the minas for aggregate payments of USD 1,410,000 over 38 months, as follows:

-

USD 20,000 on execution (paid);

-

USD 50,000 on or before August 10, 2008;

-

USD 110,000 on or before August 10, 2009;

-

USD 230,000 on or before February 10, 2010; and

-

USD 1,000,000 on or before October 10, 2010.

l.

La Poma Property, Salta Province, Argentina.  The La Poma property presently consists of six minas (approximately 3,803 hectares) located in Salta Province.  Pursuant to an agreement dated October 1, 2007 between the Company and two Argentinean individuals, the Company may acquire a 100% interest in the minas for aggregate payments of USD 1,170,000 over five years, as follows:

-

USD 20,000 on or before October 11, 2007; (paid)

-

USD 100,000 on or before October 1, 2008;

-

USD 150,000 on or before October 1, 2009;

-

USD 200,000 on or before October 1, 2010;

-

USD 350,000 on or before October 1, 2011; and

-

USD 350,000 on or before October 1, 2012.

m.

Faja Eruptiva Norte, Jujuy Province, Argentina.  The Faja Eruptiva Norte Property presently consists of two cateos (approximately 10,400 hectares) located in Jujuy Province, Argentina and acquired by the Company through staking and application therefor.

n.

Faja Eruptiva Sur, Jujuy Province, Argentina.  The Faja Eruptiva Sur Property presently consists of two cateos (approximately 9,696 hectares) located in Jujuy Province, Argentina and acquired by the Company through staking and application therefor.

vii.

Other Argentinean Properties

a.

-

Organullo Property, Salta Province, Argentina

Pursuant to an agreement dated October 1, 2004 between the Company and an Argentinean individual, the Company purchased a 100% interest in eight minas concessions in Salta Province, Argentina, in consideration of the issuance of 70,000 common shares.  These common shares were issued during the fiscal year ended October 31, 2005.

The Company considers this an active project; however, no work programs are currently planned.

b.

-

Los Manantiales Property (formerly, “Mina Angela”), Chubut Province, Argentina

Pursuant to an agreement dated April 25, 2004 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 44 mineral concessions in Chubut Province, Argentina, subject to a 1% NSR to the vendor, in consideration of aggregate cash payments to the vendor of USD 400,000, as follows:

-

USD 50,000 on or before April 25, 2005 (paid);

-

USD 50,000 on or before April 25, 2006 (renegotiated, with $10,000 paid on April 25, 2006 and the balance of US$40,000 paid on October, 2006);

-

USD 150,000 on or before April 25, 2007 (paid); and

-

USD 150,000 on or before April 25, 2008 (paid).

The Company is required to carry out a program of work on the property as agreed between the vendor and the Company, but the extent and cost thereof have not yet been agreed.  The Company has the option to purchase the 1% NSR royalty from the vendor for the sum of USD 500,000 at any time.

Pursuant to a binding letter of intent dated March 12, 2007, the Company has granted to a public company the option to acquire up to a 70% interest in the property.  Pursuant to the letter of intent, the optionee had a period of 60 days to carry out due diligence.  The Company received a payment of USD 40,000 on the signing of the letter of intent, which was refundable to the optionee if it declined to proceed.  The optionee elected to proceed.  The optionee may earn an initial 60% interest in the property by incurring an aggregate of USD 3,500,000 in expenditures over four years (including making all payments required pursuant to the underlying agreement).  Upon the optionee having earned an initial 60% interest, the Company may elect to either participate at its 40% interest level, or request the optionee to fund the preparation of a bankable feasibility study within four years of such request and thereby earn an additional 10% interest in the joint venture.  Upon such request being made by the Company, the optionee may either elect to fund the bankable feasibility study or not.  If it does so, it will earn the additional 10% interest upon completion of the bankable feasibility study.  Following the formation of the joint venture and the completion of its earn-in requirements by the optionee, each participant is responsible for funding its share of joint venture expenditures.  If it does not do so, its interest will be diluted.  Upon the interest of a participant being diluted to less than 10%, such interest will be converted to a 2% net smelter return royalty.

In June, 2007, the optionee elected to make all remaining payments required under the underlying agreement, and thereby permit the Company to exercise the option and acquire the property (subject to the 1% NSR royalty).  The property has been transferred to the Company, and is in the process of being transferred by the Company to a special purpose Argentinean joint venture company owned jointly by the Company and the optionee.

(c)

Pirquitas Property, Jujuy Province, Argentina.

The Pirquitas Property consists of one cateo (approximately 4,382 hectares) near the town of Minas Pirquitas.  The property was acquired by the Company through staking and application therefor.

The Company has reached an agreement with an Australian private company, whereby the optionee may earn a 55% interest in the Pirquitas Property by incurring exploration expenditures of USD 1,000,000 over four years, of which USD 50,000 must be incurred in the first year.  Following the optionee having earned its interest, the parties will enter into a joint venture, and thereafter each party is required to contribute its proportional share of further expenditures or be diluted on a straight-line basis.  The agreement is subject to the execution of formal documentation (currently being drafted);

(c)

Peru

i.

Marcona Project, Lucanas, Nazca and Caraveli Provinces, Peru (Carbonera and Daniella Properties)

Pursuant to option agreements dated October 1, 2003 and October 23, 2003 between the Company and a private Peruvian company, the Company acquired mineral concessions covering approximately 30,000 hectares in Lucanas, Nazca and Caraveli Provinces, Peru.  Approximately 10,500 hectares of these concessions are subject to an underlying agreement with Rio Tinto Mining and Exploration Limited (“Rio Tinto”).  The private company holds the exclusive right and option to acquire a 100% interest from Rio Tinto, subject to a 0.5% NSR to Rio Tinto, by incurring USD 450,000 in exploration expenditures over three years ending August 22, 2006 and by paying Rio Tinto USD 500,000 (of which USD 50,000 has been paid) on or before January 27, 2008.  The Company can earn a 100% interest in all 30,000 hectares by assuming and performing all commitments to Rio Tinto pursuant to the underlying agreement, paying the vendor an aggregate of USD 120,000 (paid) and issuing an aggregate of 650,000 common shares to the vendor, as follows:

-

150,000 common shares on TSXV acceptance (issued);

-

100,000 common shares on or before May 28, 2004 (issued);

-

200,000 common shares on or before November 28, 2004 (issued); and

-

200,000 common shares on or before November 28, 2005 (issued).

The Company considers this an active project; however, no work programs are currently planned. As of October 31, 2007, the Company wrote down its investment in the property by $1,890,172.

ii.

Pampa de Pongo Property, Caraveli Province, Peru

Pursuant to an option agreement dated February 2, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in mineral concessions covering approximately 8,000 hectares in Caraveli Province, Peru.  The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from Rio Tinto in consideration of the payment to Rio Tinto of aggregate payments of USD 500,000 over four years as follows:

-

USD 50,000 on or before January 27, 2005 (paid);

-

USD 50,000 on or before January 27, 2006 (paid);

-

USD 100,000 on or before January 27, 2007 (paid); and

-

USD 300,000 on or before January 27, 2008 (paid).

The Company can earn a 100% interest in the property by assuming all of the obligations of the private company pursuant to the underlying agreement with Rio Tinto, and making the following payments and share issuances:

Payments aggregating USD 130,900 as follows:

-

USD 65,900 on or before March 12, 2004 (for back taxes on the property) (paid); and

-

USD 65,000 on or before March 12, 2004 (paid).

Issuance of an aggregate of 70,000 common shares, as follows:

-

35,000 shares on or before March 12, 2004 (issued); and

-

35,000 shares on or before September 12, 2004 (issued).

The Company gave notice to Rio Tinto that it was exercising the option, and has made the final USD 300,000 payment to do so.  Rio Tinto has acknowledged receipt of this payment and is in the process of transferring the property to the Company.  The Company considers this an active project, and plans a drilling program in 2008.

iii.

Katanga Property, Chumbirilcas Province, Peru

Pursuant to an option agreement dated October 1, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in approximately 9,560 hectares of mineral concessions in Chumbirilcas Province, Peru.

The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from a group of vendors comprised of three private Peruvian companies and two Peruvian individuals (“Underlying Vendors”).  The private Peruvian company has the right to acquire a 100% interest in the subject concessions in consideration of aggregate payments of USD 1,900,000 over five years.  The Company can acquire a 100% interest in the concessions by assuming the obligations of the private Peruvian company to the Underlying Vendors and making aggregate payments to the private Peruvian company of USD 501,000, as follows:

-

USD 261,000 on or before the execution of the agreement (paid); and

-

USD 240,000, as to USD 10,000 on or before November 1, 2004 and as to the balance on or before the first day of each succeeding month (paid).

The Company has returned a significant portion of the underlying claims to the vendor and, accordingly, has recognized a write-down of $248,294 during the year ended October 31, 2006.  As a consequence, the Underlying Vendor has agreed to renegotiate the USD 1,900,000 purchase price, and the Company has not been required to make further payments (including the USD 100,000 payment originally due June 30, 2006) while such renegotiations are ongoing.  The balance of the property continues to be evaluated for further exploration potential. As of October 31, 2007, the Company wrote down its remaining investment in the property in the amount of $385,013.

iv.

Iron Sands Project, Nazca Province, Peru

The Company’s Iron Sands Project consists of approximately 32,000 hectares of unconsolidated and semi-consolidated mineral bearing sands, the rights to which are encompassed by the mineral claims comprising the Carbonera and Daniella properties (Note 6(c)(i)), and an additional 39 mineral claims acquired by staking at a cost of USD 77,000, in the Department of Arequipa, Peru.

In addition to the foregoing, the Company has assumed, from a private Peruvian company, all rights and obligations under an agreement dated December 16, 2005 between a private Peruvian company and Minera Ataspacas S.A., an arm’s length private Peruvian company, whereby the private Peruvian company has the option to acquire, from Minera Ataspacas, an initial 70% interest in five mineral sand concessions (3,500 hectares total) situated immediately adjacent to the Company’s mineral tenures noted above.  In order to exercise the option, the Company is required to pay a total of USD 2,500,000 over five years to December 15, 2010 (with an initial payment of USD 20,000 on or before December 16, 2005 (paid)) and incur exploration expenditures of not less than USD 250,000 over the same period.  Upon the Company having acquired the 70% interest, a joint venture company will be formed with Minera Ataspacas, and each party will thereafter be required to contribute its share of ongoing expenditures or be diluted.  If either party is diluted to less than 10%, such interest will be converted to a 2% NSR royalty.  If Minera Ataspacas is reduced to the 2% NSR, the Company may purchase half the NSR (1%) for USD 2,000,000 within 24 months of the exercise of the option, and the remaining half (1%) for USD 8,000,000 within 36 months of the exercise of the option.

The Company has entered into an agreement dated October 20, 2005 with the Peruvian subsidiary of a public B.C. company (the “Optionee”), whereby the Company has granted the Optionee the right to earn a 70% interest in the “hard rock” mineral rights (thereby excluding the unconsolidated and semi-consolidated mineral sands on such claims) accruing to the mineral claims comprising the Iron Sands Project.  In order to exercise the option, the Optionee is required to incur an aggregate of USD 3,000,000 in expenditures over four years to November 18, 2009 and perform all of the obligations of the Company under the underlying agreements with respect to the Carbonera and Daniella properties (Note 6(c)(i)), including making all payments and incurring all exploration expenditures required thereunder.  Upon the Optionee having earned its 70% interest, the Optionee and the Company will incorporate a new Peruvian company to hold such rights, in which the Optionee and the Company will hold a 70% and a 30% interest therein, respectively.  Each party will thereafter be required to contribute its pro rata share of future expenditures, and a party failing to contribute will have its interest in the joint venture company diluted.  At such point as a party’s interest in the joint venture company is reduced to 10%, such interest will be acquired by the joint venture company in exchange for the grant to the diluted party of a 1% NSR.  The Optionee has terminated the agreement, effective April 16, 2007.

The Company is currently actively exploring this property with work programs planned for 2008.

v.

Corongo Project, Huanuco Province, Peru

Pursuant to an option agreement between the Company and a private Peruvian company made as of May 15, 2005, the Company has the option to acquire a 100% interest in 10 mineral claims located in the Department of Ancash, Peru covering approximately 6,400 hectares by making a payment of USD 40,000 upon signing (paid) and issuing an aggregate of 300,000 common shares, as follows:

-

100,000 shares on or before 10 days after the date of regulatory acceptance (issued);

-

100,000 shares on or before November 15, 2006 (issued); and

-

100,000 shares on or before May 15, 2008.

As of October 31, 2007, the Company wrote down its investment in the property by $569,717.

vi.

Bocana Property, Peru

Pursuant to an option agreement dated August 1, 2006, between the Company, a Peruvian individual and a private Panamanian corporation, the Company has the right to acquire a 75% interest in two mining concessions (approximately 1,795 hectares).  In order to maintain the option in good standing and to be permitted to carry out exploration activities prior to such exercise, the Company is required to make payments and incur exploration expenditures as follows:

Payments of USD 500,000, as follows:

-

USD 50,000 on signing (paid);

-

USD 100,000 on or before August 1, 2007(paid);

-

USD 150,000 on or before August 1, 2008; and

-

USD 200,000 on or before August 1, 2009.

In addition to the foregoing, the agreement requires aggregate payments of USD 120,000 (USD 5,000 per month) to a third party (a private Florida corporation) for a period of 24 months following the execution of the agreement (all of which have been paid for the fiscal year ending October 31, 2007 and for the subsequent period up to April 30, 2008).

Cumulative exploration expenditures of USD 1,850,000, as follows:

-

USD 350,000 on or before August 1, 2007 (postponed);

-

USD 850,000 on or before August 1, 2008; and

-

USD 1,850,000 on or before August 1, 2009.

Upon the Company having exercised the option, the property will be transferred to a new private Peruvian company, in which the Company will have a 75% interest and the vendor will have a 25% interest.  The Company is responsible for funding 100% of the expenditures incurred by the new company (the interest of the vendor therein being “carried”).  The Company will have the option to acquire the 25% interest of the vendor in the new company for the sum of USD 2,500,000 at any time after the Company exercises the option to acquire the initial 75% interest.

The Company considers this an active project however no work programs are currently planned.

iii.

Amable Maria Property, Peru.  The Amable Maria Property consists of 37 mining concessions (approximately 29,620 hectares) located in the Provinces of Chanchamayo and Jauja, Department of Junin, Peru, and acquired by the Company through staking and application therefor.  The Company does not presently plan any work programs on the property, and is seeking a joint venture partner.

(d)

Chile

Pedernales Property, Chile.  The Pedernales Property consists of two exploitation concessions.  Pursuant to an agreement dated December 27, 2007, the Company has the right to acquire a 100% interest, subject to a 3% NSR royalty, for aggregate payments of USD 7,300,000 over five years, as follows:

-

USD 20,000 on execution ( paid);

-

USD 20,000 on or before January 4, 2008 (paid);

-

USD 60,000 on or before January 27, 2008;

-

USD 200,000 on or before July 31, 2008;

-

USD 400,000 on or before July 31, 2009;

-

USD 600,000 on or before July 31, 2010;

-

USD 1,000,000 on or before July 31, 2011; and

-

USD 5,000,000 on or before July 31, 2012.

The Company can exercise the option at any time upon payment of USD 5,000,000, following which no additional payments are required.  The Company has the right to buy one-half (1.5%) of the 3% NSR royalty for a payment of USD 5,000,000.  After the exercise of the option, the Company is required to pay advance minimum royalties of USD 1,000,000 per year for the first three years, which amounts are recoupable from the production royalties.  The owner has the right to mine “non-metallic” ores.

As at April 30, 2008, the Company returned the property to its owner.  All costs with respect to this property have been expensed as property evaluation.

(e)

Title and environmental

Although the Company has taken steps to verify the title to mineral properties in which it has or has a right to acquire an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title (whether of the Company or of any underlying vendor(s) from whom the Company may be acquiring its interest).  Title to mineral properties may be subject to unregistered prior agreements or transfers, and may also be affected by undetected defects or the rights of indigenous peoples. Environmental legislation is becoming increasingly stringent and costs and expenses of regulatory compliance are increasing.  The impact of new and future environmental legislation on the Company’s operations may cause additional expenses and restrictions.  If the restrictions adversely affect the scope of exploration and development on the mineral properties, the potential for production on the property may be diminished or negated.

(f)

Asset retirement obligations (“ARO”):

The Company is not aware of any AROs as of April 30, 2008 and October 31, 2007.

7.

CAPITAL STOCK

(a)

Authorized

An unlimited number of common shares without par value

(b)

Private placements

On January 12, 2007, the Company closed a non-brokered private placement of 1,500,000 units and on January 23, 2007 the Company closed a brokered private placement of 2,200,000 units.  In each placement the units were sold at $1.50 per unit, and a unit consisted of one common share and one-half of a warrant, with one whole warrant being exercisable to purchase an additional common share at a price of $2.00 for a period of 18 months.  The net proceeds from the private placements totalled $5,268,170.  The Company issued 89,000 units valued at $1.50 per unit to the agent. The Company also granted 176,000 compensation options under the brokered private placement entitling the agent to purchase 176,000 common shares at a price of $1.75 for a period of 18 months.  The Company paid finders or agents’ fees of $116,333 and $134,620 for the non-brokered and brokered financings respectively, together with legal costs of $30,877.

Non-cash costs totalled $254,580 comprised of $133,500 in agent compensation shares and $121,080 in stock-based compensation related to the warrants and compensation options.

On February 29, 2008, the Company closed a brokered private placement of 5,150,000 units and a non-brokered private placement of 2,351,000 units.  In each placement, the units were sold at $1.10 per unit, and each unit consisted of one common share and one-half of a warrant, and with one whole warrant being exercisable to purchase an additional common share at a price of $1.50 for a period of 24 months.  The net proceeds from the private placements totalled $7,388,413.  The Company paid a cash commission of $735,088 and issued 50,000 units valued at $1.10 per unit to the agent, together with legal costs of $127,601.  The Company also issued 515,000 agent’s warrants in the brokered financing and 235,100 finder’s warrants in the non-brokered financing.  Each of such warrants is exercisable to acquire one common share for a period of 24 months at a price of $1.35.

(c)

Share purchase warrants

The following common share purchase warrants entitle the holders thereof the right to purchase one common share for each warrant.  Warrants outstanding are as follows:

	April 30, 2008		October 31, 2007 (audited)
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Warrants exercisable, beginning of period	1,894,500	$ 2.00	-	$ -
Expired	-	-	-	-
Issued	4,525,600	1.48	1,894,500	2.00
Warrants exercisable, end of period	6,420,100	$ 1.63	1,894,500	$ 2.00

(d)

Stock options

The Company has a stock option plan whereby the Company may grant options to directors, officers, employees and consultants to purchase common shares, provided that the number of shares subject to such options may not exceed 10% of the common shares outstanding at the time of any grant (not including agent or broker options).  The exercise price of each option is equal to or higher than the market price of the Company’s common shares at the date of the grant.  The option term and vesting period is determined by the board of directors within regulatory guidelines.  All options are granted at fair value.

A summary of the status of the stock option plan as of April 30, 2008 and October 31, 2007, and changes during the periods ended on those dates is presented below:

	April 30, 2008		October 31, 2007 (audited)
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options outstanding, opening	4,906,000	$2.02	4,150,800	$2.51
Expired and cancelled		-	(1,680,800)	(3.80)
Exercised	(487,500)	1.82	(190,000)	(1.73)
Granted	500,000	1.50	2,626,000	1.90
Options outstanding, ending	4,918,500	$2.32	4,906,000	$2.02

Stock options outstanding are as follows:

	April 30, 2008			October 31, 2007 (audited)
Expiry Date	Exercise Price	Number of Shares	Exercisable at Year End	Exercise Price	Number of Shares	Exercisable at Year End
May 2, 2008	$ 2.80	950,000	950,000	$ 2.80	950,000	950,000
July 23, 2008	$ 1.75	176,000	176,000	$ 1.75	176,000	176,000
August 4, 2008	$ 1.95	1,275,000	1,275,000	$ 1.95	1,275,000	1,275,000
October 12, 2008	$ 1.70	-	-	$ 1.70	300,000	300,000
November 30, 2008	$ 2.00	412,500	412,500	$ 2.00	600,000	600,000
December 20, 2008	$ 1.70	255,000	255,000	$ 1.70	255,000	255,000
April 11, 2009	$ 3.28	100,000	100,000	$ 3.28	100,000	100,000
September 7, 2009	$ 1.47	900,000	900,000	$ 1.47	900,000	900,000
October 3, 2009	$ 1.91	350,000	350,000	$ 1.91	350,000	350,000
January 16, 2010	$ 1.50	500,000	500,000	$ -	-	-
		4,918,500	4,918,500		4,906,000	4,906,000

The Company uses the fair value method for determining stock-based compensation for all options granted during the fiscal periods.  The fair value was determined using the Black-Scholes option pricing model based on the following assumptions.

	Period Ended April 30, 2008	Year Ended October 31, 2007 (audited)	Year Ended October 31, 2006 (audited)

Expected life (years)	2.00	1.97	2.0
Interest rate	3.34%	4.06%	4.33%
Volatility (average)	73.20%	65.03%	60.96%
Dividend yield	0.00%	0.00%	0.00%

Stock-based compensation charges for the six month period ended April 30, 2008 of $ 124,610 (2007 - $742,156) were allocated to salary expenses, also, $186,914 (2007 - $98,393) was allocated to investor relations expense, $320,634 (2007 – $121,080) was allocated to share issue cost, and $nil (2007 - $178,144) was allocated to consulting expense.

8.

RELATED PARTY TRANSACTIONS

During the six months ended April 30, 2008 and 2007, the Company incurred expenses paid to officers or directors of the Company or companies with common directors:

	2008	2007
Professional fees	$ 44,138	$ 53,500
Consulting fees	$ 45,000	$ 45,000

At April 30, 2008 there was $7,700 (October 31, 2007 - $7,769) included in accounts payable and accrued liabilities, and $467,902 (October 31, 2007- $220,646) included in accounts receivable owing to/from related parties. Professional fees include amounts paid to a law firm of which a director is a shareholder.

The Company recovered $101,850 during the period ended April 30, 2008 (2007 - $66,990) in rent and administration costs from Wealth Minerals Ltd., International Tower Hill Mines Ltd., Indico Resources Ltd., Athlone Energy Ltd. and Lawrence W. Talbot Law Corporation (“LWTLC”), companies with common officers or directors.

These charges were measured by the exchange amount, which is the amount agreed upon by the transacting parties and are on terms and conditions similar to non-related entities.

Effective October 1, 2005, the Company retained Mr. Carlos Ballon of Lima, Peru, to provide management services on behalf of the Company in Peru through his private Peruvian company, Minera Koripampa del Peru S.A., for a fee of USD 10,000 per month (reduced to USD 7,500 per month starting from March, 2007), which has been expensed to consulting fees. Mr. Ballon became President of Cardero Peru in April 2006. Accordingly, Mr. Ballon is a related party with respect to the Company.  Prior to Mr. Ballon becoming a related party, the Company entered into a number of mineral property acquisition/option agreements from either Minera Koripampa del Peru S.A. or Sudamericana de Metales Peru S.A., another private Peruvian company controlled by Mr. Ballon.  Such property transactions include those with respect to the Carbonera and Daniella Properties (note 6(c)(i)), the Pampa de Pongo Property (note 6(c)(ii)), the Katanga Property (note 6(c)(iii), the Lircay Project (note 6(c)(v)) and the Corongo Project (note 6(c)(vi)).

The presidents of Minerales y Metales California, S.A. de C.V. and Cardero Argentina S.A. provide management services for USD 3,750 each per month, which is expensed to consulting fees or capitalized to property costs, depending upon the nature of the services.

The Company has entered into a retainer agreement dated May 1, 2007 with LWTLC, pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $82,500 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).

9.

GEOGRAPHIC SEGMENTED DATA

	April 30, 2008
	Canada	Peru	Argentina	Mexico	Total
Resource properties	$ -	$ 9,422,924	$ 6,566,949	$ 6,971,605	$ 22,961,478
Cash	4,700,302	19,055	114,025	69,928	4,903,310
Investments	6,151,961	-	-	-	6,151,961
Other	1,201,706	389,515	736,173	30.986	2,358,380
	$ 12,053,969	$ 9,831,494	$ 7,417,147	$ 7,072,519	$ 36,375,129

	October 31, 2007 (audited)
	Canada	Peru	Argentina	Mexico	Total
Resource properties	$ -	$ 8,338,729	$ 6,508,333	$ 5,702,274	$ 20,549,336
Cash	806,460	5,263	2,865	9,896	824,484
Investments	10,100,000	-	-	-	10,100,000
Other	612,578	282,735	1,654,921	40,662	2,590,896
	$ 11,519,038	$ 8,626,727	$ 8,166,119	$ 5,752,832	$ 34,064,716

10.

INCOME TAX LOSSES

	Six months ended April 30
	2008	2007 (Restated – Note 3)

Income tax expense (benefits)	(1,743,276)	$ (352,956)
Permanent differences	786,793	(289,995)
Write-down of properties	(198,176)	18,059
Other temporary differences	(23,338)	(14,586)
Unrecognized tax losses	1,177,996	639,478
	$ -	$ -

The components of future income tax assets are as follows:

	April 30, 2008	October 31, 2007 (audited)
Future income tax assets
Non-capital loss carry-forwards	$ 18,987,960	$ 16,337,238
Difference between undepreciated capital cost
over net book value of property and equipment	84,069	76,770
Cumulative eligible capital deduction	54,712	54,712
Tax value of resource properties in excess of book values	6,715,058	6,175,091

	25,841,799	22,643,811
Tax rate	31%	34%
	8,010,958	7,698,896
Valuation allowance	(8,010,958)	(7,698,896)

	$ -	$ -

The valuation allowance reflects the Company's estimate that the tax assets, more likely than not, will not be realized.

The Company has available approximate non-capital losses that may be carried forward to apply against future years' income for income tax purposes in all jurisdictions.  The losses expire as follows:

10.

INCOME TAX LOSSES

Available to	Canada	Foreign	Total
2008	$ 145,300	$ -	$ 145,300
2009	362,200	-	362,200
2010	817,500	22,422	839,922
2011	1,446,600	1,182,790	2,629,390
2012	-	1,603,665	1,603,665
2013	-	186,641	186,641
2015	2,950,500	-	2,950,500
2016	-	1,580,780	1,580,780
2017	-	356,852	356,852
2018	-	230,336	230,336
2026	2,850,500	-	2,850,500
2027	3,086,700	69,800	3,156,500
2028	1,972,253	63,676	2,035,929

	$ 13,631,553	$ 5,296,962	$ 18,928,515

11.

COMMITMENT

The Company is committed to monthly lease payments for its premises of $11,907 for its current lease expiring August 31, 2010.

12.

SUBSEQUENT EVENTS

Subsequent to April 30, 2008:

a)

30,000 stock options at $1.70 per share, 175,000 stock options at $1.75 per share, 81,234 warrants at $2.00 per share, and 94,800 warrants at $1.75 per share were exercised.

b)

950,000 stock options at $2.80 per share expired.

13.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

(a)

Differences in accounting principles

i.

Restatement

In addition to the restatement described in Note 3, the Company has restated net loss per US GAAP and comprehensive to account for the fair value of derivative financial instruments totalling $560,000 not previously recognized in the three months ended January 31, 2007. An adjustment for the cost of mineral properties capitalized has also been reflected in that period.

ii.

Exploration expenditures

Under Canadian GAAP, acquisition costs and exploration expenditures are capitalized. Under US GAAP, exploration costs incurred in locating areas of potential mineralization are expensed as incurred. Commercial feasibility is established in compliance with the Securities and Exchange Commission (“SEC”) Industry Guide 7, which consists of identifying that part of mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination. After an area of interest has been assessed as commercially feasible, expenditures specific to the area of interest for further development are capitalized. In deciding when an area of interest is likely to be commercially feasible, management may consider, among other factors, the results of pre-feasibility studies, detailed analysis of drilling results, the supply and cost of required labour and equipment, and whether necessary mining and environmental permits can be obtained.

Under US GAAP, mining projects, and oil and gas interests are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. If estimated future cash flows expected to result from the use of the mining project or property, and their eventual disposition are less than the carrying amount of the mining project, property, an impairment is recognized based upon the estimated fair value of the mining project, property. Fair value generally is based on the present value of estimated future net cash flows for each mining project, property, calculated using estimated mineable reserves, mineral resources, and oil and gas reserves based on engineering reports, projected rates of production over the estimated mine or well life, recovery rates, capital requirements, remediation costs and future prices considering the Company’s hedging and marketing plans.

iii.

Financial instruments

Under Canadian GAAP prior to October 31, 2006, investments were carried at the lower of aggregate cost or quoted market value.  Subsequent to that date, investments in marketable securities classified as available for sale and derivative financial instruments classified as held for trading are all recognized at fair value for both Canadian and US GAAP.  Unrealized gains and losses are included in other comprehensive income or operations for available for sale and held for trading investments respectively.

iv.

Reconciliation of total assets, liabilities and shareholders’ equity:

	April 30, 2008	October 31, 2007 (audited)

Total assets per Canadian GAAP	$ 36,375,129	$ 34,064,716
Expenditures on resource properties expensed under US GAAP	(14,943,087)	(13,924,493)
Fair value adjustment to investment	-	-
Total assets per US GAAP as previously reported	21,432,042	20,140,223
Fair value adjustment to derivative financial instruments	-	-
Adjustment to acquisition of mineral properties capitalized	-	-

Total assets per US GAAP (restated)	$ 21,432,042	$ 20,140,223

Total liabilities per Canadian and US GAAP	$ 605,452	$ 594,056

Total shareholders’ equity per Canadian GAAP	35,769,677	33,470,660
Expenditures on resource properties
expensed under US GAAP	(14,943,087)	(13,924,493)
Accumulated other comprehensive income	-	-
Total shareholders’ equity per US GAAP as previously reported	20,826,590	19,546,167
Fair value adjustment to derivative financial instruments	-	-
Adjustment to acquisition of mineral properties capitalized	-	-
Total equity per US GAAP (restated)	20,826,590	19,546,167
Total liabilities and shareholders’ equity per US GAAP (restated)	$ 21,432,042	$ 20,140,223

v.

Reconciliation of net loss and comprehensive loss reported in Canadian GAAP and US GAAP:

Statement of operations for the six months ended April 30:

	2008	2007
		(restated)

Reconciliation of net income (loss) from Canadian GAAP to US GAAP

Net loss per Canadian GAAP	$ (5,623,472)	$ (1,035,061)

Acquisition of mineral properties	-	(947,175)
Exploration and development costs, net	(1,458,923)	(2,133,904)
Reverse amounts written-off	440,329	52,958
Total difference	(1,018,594)	(3,028,121)

Net loss per US GAAP (2007 - as previously reported)	(6,642,066)	(4,063,182)
Unrealized gain on derivative investments	-	-
Acquisition of mineral properties capitalized	-	919,364
Total net loss per US GAAP (2007- restated)	$ (6,642,066)	$ (3,143,818)

Weighted average number of common shares outstanding	50,714,293	45,546,235

Loss per share in accordance with Canadian GAAP	$ (0.11)	$ (0.02)
Total differences	(0.02)	(0.05)
Loss per share in accordance with US GAAP	$ (0.13)	$ (0.07)

Statement of comprehensive loss for six months ended April 30:

	2008	2007
		(restated)

Comprehensive loss in accordance with Canadian GAAP	$ (7,285,919)	$ (1,305,061)

Unrealized gain on investment	-
Total difference in net loss between Canadian GAAP and US GAAP	(1,018,594)	(3,028,121)
Total comprehensive loss per US GAAP as previously reported	(8,304,511)	(4,333,182)
Unrealized gain on derivative investments	-	-
Acquisition of mineral properties capitalized	-	919,364

Total comprehensive loss in accordance with US GAAP (restated)	$ (8,304,513)	$ (3,413,818)

ii.

Reconciliation of cash flows in accordance with Canadian GAAP and US GAAP:

Statement of cash flow for six months ended April 30:

	2008	2007 (restated)
Net cash used in operating activities of continuing operations in accordance with Canadian GAAP	$ (2,246,219)	$ (1,090,873)
Adjustments to net loss involving use of cash
Write-off of capitalized resource property costs	(1,401,384)	(1,604,265)
Net cash used in operating activities of continuing operations in accordance with US GAAP as previously reported	(3,647,603)	(2,695,138)
Acquisition of mineral properties capitalized	-	559,762
Net cash used in operating activities of continuing operations in accordance with US GAAP (restated)	(3,647,603)	(2,135,376)

Net cash used in investing activities of continuing operations in accordance with Canadian GAAP	(1,948,367)	773,707
Reclassification of capitalized resource property expenditures	1,401,384	1,604,265
Net cash provided by (used in) investing activities of continuing operations in accordance with US GAAP as previously reported	(546,983)	2,377,972
Acquisition of mineral properties capitalized	-	(559,762)
Net cash provided by (used in) investing activities of continuing operations in accordance with US GAAP (restated)	(546,983)	1,818,210

Net cash flows provided by financing activities of continuing operations in accordance with Canadian and US GAAP	8,273,412	5,467,754

Net increase (decrease) in cash and cash equivalents in accordance with Canadian and US GAAP	4,078,826	5,150,588
Cash and cash equivalents, beginning of period in accordance with Canadian and US GAAP	824,484	4,506,165

Cash and cash equivalents, end of period in accordance with Canadian and US GAAP	$ 4,903,310	$ 9,656,753

(b)

Recent US accounting pronouncements

i.

On July 13, 2006, FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.  Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with Statement 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return.  Additionally, Interpretation 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  Interpretation 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted.  The Company is currently evaluating whether the adoption of Interpretation 48 will have a material effect on its consolidated financial position, results of operations or cash flows.

ii.

In September 2006, the U.S. Securities and Exchange Commission issued Staff Accounting Bulletin 108 (“SAB 108”). The interpretations in this bulletin express the staff’s views regarding the process of quantifying financial statement misstatements and are being issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet. SAB 108 is not expected to have a material impact on the Company’s consolidated financial statements.

iii.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”).  The SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; however, for some entities the application of this statement will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, although early adoption is permitted. SFAS 157 is not expected to have a material impact on the Company’s consolidated financial statements.

iv.

In February 2007, the FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities”.  SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value. This statement expands the use of fair value measurement and applies to companies that elect the fair value option. The fair value option established by this statement permits all entities to choose to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of fiscal years that begin after November 15, 2007. SFAS 159 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

v.

 In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)), which replaces SFAS 141. SFAF 141(R) requires assets and liabilities acquired in a business combination, contingent consideration, and certain acquired contingencies to be measured at their fair values as of the date of acquisition. SFAS 141(R) also requires that acquisition-related costs and restructuring costs be recognized separately from the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008 and will be effective for business combinations entered into after January 1, 2009.

vi.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB No.51 (SFAS 160). SFAS 160 clarifies the accounting for non-controlling interests and establishes accounting and reporting standards for the non-controlling interest in a subsidiary, including classification as a component of equity. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company does not currently have any minority interests.